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                                                                    EXHIBIT 5.1



                                  June 8, 1999




Samuels Jewelers, Inc.
2914 Montopolis Drive, Suite 200
Austin, Texas 78741

Gentlemen:

        We have acted as counsel to Samuels Jewelers, Inc., a Delaware corporation (the "Company"), in connection with the execution and delivery of, and the consummation of the transactions contemplated by, the Registration Statement on Form S-1 (the "Registration Statement"), filed with the Securities and Exchange Commission as of the date hereof, with respect to the offering of 7,790,950 shares (the "Shares") of common stock, par value $.001 per share, of the Company ("Common Stock") by the Company and the Selling Stockholders. Capitalized terms defined in the Registration Statement and used but not otherwise defined herein are used herein as so defined.

        In so acting, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement,
(ii) such other corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company, and we have made such inquiries of such officers and representatives, as we have deemed relevant and necessary as a basis for the opinions hereinafter set forth, (iii) the prospectus of the Company dated the date hereof (the "Prospectus").

        In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such latter documents. As to all questions of fact material to this opinion that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Company (copies of which have been furnished to you). As used herein, "to our knowledge" means the conscious awareness of facts or other information by any lawyer in our firm actively involved in drafting the Registration Statement and the transactions contemplated thereby.


        Based on the foregoing, and subject to the qualifications stated herein, we are of the opinion that the authorized capital stock of the Company consists of 20,000,000 shares of common stock, par value $.001 per share, and 20,000,000 shares of preferred stock, par value $.001 per share. As of the open of business on June 8, 1999, there were 5,001,800 shares of common stock and no shares of preferred stock issued and


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outstanding. All of such outstanding shares of the Company's capital stock have been duly authorized and validly issued, are fully paid and nonassessable, have not been issued in violation of any preemptive rights pursuant to law or in the Company's Certificate of Incorporation and conform as to legal matters in all material respects to the description thereof contained in the Prospectus.

        The opinions expressed herein are limited to the corporate laws of the State of Delaware and the federal laws of the United States, and we express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction.

        The opinions expressed herein are rendered solely for your benefit in connection with the transactions described herein. Those opinions may not be used or relied upon by any other person, nor may this letter or any copies thereof be furnished to a third party, filed with a governmental agency, quoted, cited or otherwise referred to without our prior written consent.

                                                Very truly yours,


                                                /s/ WEIL, GOTSHAL & MANGES LLP
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